Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the First Acceptance Corporation Employee Stock Purchase Plan of our reports dated September 13, 2007, with respect to the consolidated financial statements and schedules of First Acceptance Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 2007, and the effectiveness of internal control over financial reporting of First Acceptance Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee
February 7, 2008